Table of Contents

		Page No
8-K - FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.	2

Item 2.01	Completion of Acquisition of Disposition of Assets.	3

SIGNATURES		4

EX-10.1 (EXHIBIT 10.1)

EX-10.2 (EXHIBIT 10.2)

EX-99.1 (EXHIBIT 99.1)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2013 (May 1, 2013)

Webxu, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-53095	26-0460511
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3435 Ocean Park Blvd., Suite 107-282

Santa Monica, CA 90405

(Address of Principal Executive Offices)

(310) 807-1765

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2013, we entered into an Asset Purchase Agreement with Bar None, Inc. Under this agreement, we purchased from Bar None, Inc.:

(a)     all assets of the Seller (including assets that are acquired after the date hereof) which are used in the conduct of the Business, including without limitation all such assets as constitute tangible personal property used in connection with the Business;

(b)     all Permits which are held by the Seller and required for the conduct of the Business or for the ownership of the Acquired Assets and any pending applications relating to any of the foregoing;

(c)     all Intellectual Property used in connection with the conduct of the Business, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interest therein;

(d)     all databases, domain names, phone lists, customer lists, customer names, supplier lists, personnel lists, lead lists and any other data or information pertaining to the Acquired Assets or the Business in whatever form or medium;

(e)     all assignable rights of the Seller under the (i) contractual obligations described in the attached Disclosure Schedule and (ii) contractual obligations relating to the facilities that any Company services (collectively, the “Contracts”);

(f)     all of the rights and valid active marks to the use of the name Bar None and all related names and valid active marks similar thereto;

(g)     all prepaid expenses as of the Closing Date;

(h)     all intangible personal property of any kind or character, whether evidenced in writing or not, including but not limited to all deferred charges and prepaid expenses, bonds, claims and causes of action (whether fixed or contingent);

(i)     all papers, documents, instruments, books and records, files, agreements, books of account and other records by which the Acquired Assets are identified or enforced, or otherwise pertaining to the Acquired Assets (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions);

(j)     all technical materials and guidelines, brochures, sales literature, promotional materials and other sales materials;

(k)     all goodwill associated with the Acquired Assets;

(l)     all of the Seller’s rights and interests in all telephone numbers relating to the Acquired Assets and directory listings for the same;

(m)     all corporate, financial and computer platform systems related to the Acquired Assets and all source and object codes for custom software programs, and the documentation and training materials related thereto, and all user names and passwords and login data for all systems;

(n)     all logos associated with the Acquired Assets; and

(o)     all other assets and rights of every kind and nature, real or personal, tangible or intangible, that are owned or claimed by the Seller and that are necessary to, or used by the Seller in connection with, the Acquired Assets.

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We must pay to Bar None Inc. consideration as follows:

The aggregate consideration to be paid for the purchase and sale of the Acquired Assets will be 3,750,000 shares of restricted common stock (the “Purchase Price”). Seller agrees to not to sell the Purchase Price shares for a period of six (6) months following the Closing Date. For the 6 month period following the Closing Date, we will hold back 50% of the shares that constitute the Purchase Price. Provided that during this 6 month period following the Closing date, Bar None is not in default of any statutes of this Agreement and any of its Ancillary Agreements, we will release the shares held back at the of the 6 month period or sooner, at Buyer’s discretion.

We must also pay to Bar None Inc. as additional consideration the following:

After the Closing, previous ownership will participate in the transition of the Acquired Assets and enter into consulting agreements with us. The parties agree that the consulting services will be provided exclusively in the San Francisco Bay Area. In connection with their consulting services, the two previous owners each will be granted One Hundred Fifty Thousand (150,000) unrestricted Buyer stock options that will vest over 6 months.

In connection with entering into the Asset Purchase Agreement, we also entered into a Lock-Up/Leak-Out Agreement with Bar None Inc. and the two previous owners on May 1, 2013. Under this agreement they agreed not to sell, assign, pledge, or otherwise transfer any shares of our common stock that it beneficially owns until November 1, 2013 at the earliest. After November 1, 2013, and if the trading volume is at least an average of 50,000 shares a day for 20 consecutive trading days, the restriction will be lifted on an amount of their shares equal to 5% of the average trading volume of our common stock.

A copy of the Asset Purchase Agreement and Lock-Up/Leak-Out Agreement are filed with this report as Exhibit 10.1 and Exhibit 10.2, respectively, and each is incorporated by reference herein. The foregoing description of the Asset Purchase Agreement and Lock-Up/Leak-Out Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement and Lock-Up/Leak-Out Agreement.

Item 2.01 Completion of Acquisition of Disposition of Assets.

On May 1, 2013, we acquired the assets of Bar None Inc. to provide marketing solutions for online businesses, media agencies, and marketers.

We purchased the assets of Bar None Inc. in exchange for 3,750,000 shares of our common stock. The consideration is more fully described in Item 1.01 above.

Reference is made to Item 1.01, which is incorporated herein and which summarizes the terms of the acquisition.

We issued a press release on May 1, 2013 announcing the acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

(a)	Exhibits

	Exh. No.	Description

	10.1	Asset Purchase Agreement between Webxu Inc. and Bar None Inc. dated May 1, 2013

	10.2	Lock-Up/Leak-Out Agreement between Webxu Inc. and Bar None Inc. dated May 1, 2013

	99.1	Press Release, dated May 1, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WebXU, Inc.

Date: May 8, 2013	By:	/s/ Matt Hill
Matt Hill
Executive Chairman

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